Exhibit 1A-11.ii

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated March 23, 2021, with respect to the financial statements of Tuscan Gardens Senior Living Communities, Inc. as of December 31, 2020 and 2019, and for the years then ended, and the related notes to the financial statements, in this Regulation A Form 1-K of Tuscan Gardens Senior Living Communities, Inc. We also consent to the reference to our firm under caption “Experts”.

Orlando, Florida

March 23, 2021